Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-174354) of Level 3 Communications, Inc. of our report dated February 23, 2011, with respect to the consolidated financial statements and schedule of Global Crossing Limited included in the Current Report of  Level 3 Communications, Inc. on Form 8-K dated May 20, 2011, as amended by the Current Reports on Form 8-K/A filed June 24, 2011 and September 1, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

September 30, 2011